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Subsidiaries of the Registrant

Parent (Registrant)	— Skyline Corporation (an Indiana Corporation)
Subsidiaries	— Skyline Homes, Inc. (a California Corporation)
— Homette Corporation (an Indiana Corporation)
— Layton Homes Corp. (an Indiana Corporation)

These wholly-owned subsidiaries are included in the consolidated financial statements.